Exhibit 5.1

August 13, 2018
Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669
Central Garden & Pet Company 1340 Treat Boulevard, Suite 600	+1 415 773 5700 orrick.com

Walnut Creek, CA 94597

Re:	Central Garden & Pet Company
Registration Statement (File No. 333-221935)

Ladies and Gentlemen:

We have advised Central Garden & Pet Company, a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-221935) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering various securities under the Securities Act of 1933, as amended (the “Act”), including, among other securities, the Company’s Class A common stock, par value $0.01 per share, to be offered by the Company on terms to be determined at the time of the offering, and (ii) the offer and sale by the Company of up to 5,750,000 shares of its Class A common stock, par value $0.01 per share (the “Shares”), as described in the Company’s prospectus, dated December 7, 2017, as supplemented by the final prospectus supplement, dated August 8, 2018 (together, the “Prospectus”). The Shares are being offered to the public in accordance with an Underwriting Agreement, dated August 8, 2018 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, BMO Capital Markets Corp. and SunTrust Robinson Humphrey, Inc. as representatives of the several underwriters named in Schedule A of the Underwriting Agreement. The Company is filing the Underwriting Agreement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and copies of the Company’s Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as certified to us by an officer of the Company. We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Central Garden & Pet Company

August 13, 2018

On the basis of such examination and review, we advise you that, in our opinion, as of the date hereof, the Shares have been duly authorized for issuance and sale pursuant to the Underwriting Agreement; and when issued, delivered and paid for in accordance with the terms of the Registration Statement, the Prospectus and the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement.

By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP